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KCSA
WORLDWIDE                                                                   NEWS
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Public & Investor Relations, Corporate & Marketing
Communications


FOR:        STRATASYS, INC.(R)

CONTACT:    S. Scott Crump, Chairman and President
            Tom Stenoien, Chief Financial Officer
            (612) 937-3000
KCSA:       Joseph A. Mansi/Jeffrey Corbin
            (212) 896-1205/(212) 896-1214 (phones)
            (212) 697-0910 (fax)
            jmansi@kcsa.com/jcorbin@kcsa.com (e-mail)


                                                           FOR IMMEDIATE RELEASE


              STRATASYS, INC. ACQUIRES RAPID PROTOTYPING TECHNOLOGY

Eden Prairie, Minn., January 4, 1999 -- Stratasys, Inc. (NASDAQ: SSYS) today announced that it has acquired new rapid prototyping (RP) technology which the Company expects will significantly enhance its product mix and capabilities.

      The cost of this new RP technology, developed by a private research and development company, is approximately $6.5 million plus warrants to purchase 128,000 shares of Stratasys common stock exercisable at $13.88 per share.

      Stratasys expects to be operationally profitable in the fourth quarter and for the entire year ended December 31, 1998, although it intends to account for substantially all the newly acquired technology costs as in-process engineering costs, which will negatively impact the company's December 31, 1998 year-end net earnings.

      Stratasys expects that the products derived from this new technology should be introduced to the marketplace in approximately a year.

                                     (more)

800 Second Avenue               Tel 212 682 6300            E-mail   pr@kcsa.com
New York, NY 10017              Fax 212 697 0910            http:// www.kcsa.com
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STRATASYS/2

      Stratasys Inc. is a manufacturer of rapid prototyping systems for automotive, aerospace, industrial, recreation, electronic, medical and consumer products OEM's. The Company's patented Fused Deposition Modeling (FDM) and Genisys rapid prototyping processes create 3-dimensional plastic and wax prototype parts directly from 3-D CAD systems. The Company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020.

                                      # # #

Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC Reports, including the report on Form 10-KSB for the year ended December 31, 1997, and on Form 10-QSB for the quarters ended June 30, 1998 and September 30, 1998.


This release is available on the Stratasys website at www.stratasys.com and the KCSA Worldwide website at www.kcsa.com.